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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 22, 1996

                      LEXINGTON CORPORATE PROPERTIES, INC.
             (Exact Name of Registrant as specified in its charter)

          MARYLAND                     1-12386                 13-3717318
(State or other jurisdiction       (Commission File           (IRS Employer
      of incorporation)                 Number)            Identification No.)

                 355 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017
               (Address of Principal Executive Offices) (Zip Code)

               Registrant's telephone number, including area code:

                                 (212) 692-7260

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)
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Item 2.   Acquisition or Disposition of Assets

          Pursuant to a Contribution Agreement dated as of May 22, 1996 (the "Contribution Agreement"), Lexington Northwest Trust, a New York grantor trust wholly owned by Lepercq Corporate Income Fund L.P. ("LCIF"), a real estate partnership organized under the laws of the state of Delaware and a subsidiary of Lexington Corporate Properties, Inc. (the "Registrant"), acquired a 295,000 square foot, four story office building and 600 car parking garage located in Salt Lake City, Utah (the "Building") from Red Butte Creek Associates, a limited partnership organized under the laws of the state of Utah ("Red Butte"), through an exchange (the "Exchange") for LCIF partnership units (the "Units" and each a "Unit").

          The Building is leased to Northwest Pipeline Corporation (the "Tenant") under a triple net lease which expires on September 30, 2009 and is subject to two renewal options for a total of 19 additional years. The Exchange will not affect the terms of the Building lease. The land on which the Building is located (the "Property") is owned by the University of Utah, which leases the Property to the Tenant. The Tenant subleases the Property to the Registrant for a term which is coextensive with the building lease.

          In connection with the Exchange, the Registrant effected the following:

               (i) The Registrant transferred to Red Butte an aggregate of 1,715,295 limited partnership Units in LCIF. Each Unit is exchangeable for one share of the Registrant's Common Stock (the "Common Stock") beginning May 22, 1998, and annually on each January 15 thereafter beginning on January 15, 1999. The holders of the Units will be entitled to quarterly cash distributions of $0.66 per Unit per annum, increasing to $1.08 per Unit per annum by January 1, 1998, subject to downward adjustments based on the annual dividend rate for shares of the Registrant's Common Stock. The number of LCIF Units exchanged for the Building was determined based on a valuation of the Building of $56,395,499 (determined based upon a discounting of the after-tax cash flow at approximately 6.5%, net of the Notes (as defined) assumed by Lexington Northwest Trust and taking into account amounts paid to The LCP Group, L.P. ("LCP") in connection with its management arrangements and its disposition fee).

               (ii) The Registrant agreed to assume two mortgage notes to which the Building is subject (the "Notes" and each a "Note"). The first Note had an outstanding principal balance of $13,951,288 on March 31, 1996, matures on October 1, 2005 and bears interest at a rate of 7.8676% per annum. The second Note had an outstanding principal balance of $23,446,355 on March 31, 1996, matures on October 1, 2005 and bears interest at a rate of 12.9% per annum. The second Note may be refinanced on October 1, 1997.

               (iii) In addition to the Units transferred to Red Butte, the Registrant transferred to LCP and Richard J. Rouse, a principal of LCP, 114,006 LCIF Units in exchange for LCP's contribution of its right to receive certain management fees that

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     would have been payable had current management arrangements remained in effect and LCP's right to a 2% disposition fee upon the ultimate disposition of the Building. The Registrant also transferred to LCP 9,000 shares of the Registrant's Common Stock, par value $.0001 per share, in exchange for accrued but unpaid management fees.

          Barnes Properties, Inc. and Barnshore Associates, the general partners of Red Butte, are affiliates of the Registrant. Barnes Properties, Inc. is a wholly-owned subsidiary of LCP, which is wholly-owned by E. Robert Roskind, Co-Chief Executive Officer of the Registrant and Chairman of the Registrant's Board of Directors. Barnshore Associates is partly owned by Mr. Roskind and Richard J. Rouse, Co-Chief Executive Officer of the Registrant and Vice-Chairman of its Board of Directors.

Item 7.   Financial Statements, Pro Forma Information and Exhibits.

          (a)  Financial statements of properties acquired.

               As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required pursuant to this Item 7(a). The Registrant intends to file such financial statements as soon as practicable hereafter but in any event not later than August 5, 1996.

          (b)  Pro forma financial information.

               As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial information required pursuant to this Item 7(b). The Registrant intends to file such financial statements as soon as practicable hereafter but in any event not later than August 5, 1996.

          (c)  Exhibits.

          2.1 Contribution Agreement, dated as of May 22, 1996, among Red Butte Creek Associates, Lepercq Corporate Income Fund L.P., Lex GP-1, Inc., The LCP Group, L.P., Richard J. Rouse and Lexington Northwest Trust.

          4.1 Fourth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund, L.P.

          20.1 Press Release by Lexington Corporate Properties, Inc., dated March 23, 1996.

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          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    LEXINGTON CORPORATE PROPERTIES, INC.

                                    By:  /s/ T. WILSON EGLIN
                                         -------------------------------------
                                         T. Wilson Eglin
                                         President and Chief Operating Officer

Date: June 5, 1996

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                                  EXHIBIT INDEX

                                                                                         Sequentially
 Exhibit No.                          Description                                        Numbered Page
 -----------                          -----------                                        -------------
   2.1         Contribution Agreement, dated as of May 22, 1996, among Red Butte
               Creek Associates, Lepercq Corporate Income Fund L.P., Lex GP-1,
               Inc., The LCP Group, L.P., Richard J. Rouse and Lexington
               Northwest Trust.

   4.1         Fourth Amended and Restated Agreement of Limited Partnership of
               Lepercq Corporate Income Fund, L.P.

  20.1         Press Release by Lexington Corporate Properties, Inc., dated
               March 23, 1996.